Exhibit 99.1

29903 Agoura Road, Agoura Hills, California 91301

Telephone: 818 871-5000 Fax: 818 871-7400	FOR IMMEDIATE RELEASE
Julie MacMedan
THQ/Investor Relations
818/871-5095

Liz Pieri
THQ/Media Relations
818/871-5061

THQ REPORTS FISCAL 2006 RESULTS

-- Company Posts 11th Consecutive Year of Revenue Growth --
-- Ten Titles Surpass One Million Units Shipped in FY 2006 --
-- Management Reiterates Guidance for FY 2007 --

AGOURA HILLS, Calif. – May 5, 2006 – THQ Inc. (NASDAQ: THQI) today announced results for the fourth quarter and fiscal year ended March 31, 2006 and reaffirmed its guidance for fiscal 2007.

For the twelve months ended March 31, 2006, THQ reported its 11th consecutive year of revenue growth as net sales increased to a record $806.6 million from $756.7 million for fiscal 2005.  Net income for fiscal 2006 was $34.3 million, or $0.52 per diluted share.  This compares to prior-year net income of $62.8 million, or $1.04 per diluted share, which included a $0.13 per diluted share benefit from research and development tax credits claimed for prior years.  Fiscal 2006 results reflect increased investment in product development in advance of the new generation of video game consoles.

THQ reported fiscal 2006 fourth quarter net sales of $148.1 million and a net loss of $7.9 million, or $0.12 per share.  Top selling titles in the fourth quarter were The Outfit™ on the Xbox 360™ video game and entertainment system from Microsoft and continued strong sales of holiday titles such as WWE® SmackDown® vs. RAW® 2006.  As previously announced, the net loss includes $0.08 per share of software development expense related to the cessation of internal product development for wrestling games and $0.06 per share of higher-than-expected price protection and software development expense for Full Spectrum Warrior™: Ten Hammers. In the same period a year ago, the company reported net sales of $171.9 million and net income of $10.1 million, or $0.16 per diluted share.

“THQ posted record net sales in fiscal 2006, fueled by our success with mass-market games based on our three core brands, Disney/Pixar, World Wrestling Entertainment and Nickelodeon, and the establishment of two new original franchises targeted to avid gamers, Juiced and Destroy All Humans!,”said Brian Farrell, president and CEO,THQ.

Farrell added, “We continue to execute against our plans to manage through the platform transition.  We expect our investments in next-generation product development to begin yielding strong results starting in fiscal 2007 with products such as Saints Row and WWE SmackDown vs. RAW 2007.  In fiscal 2008, we plan to release an increasing number of next-generation titles in order to capitalize on the growing hardware installed base, including products such as Frontlines: Fuel of War and others yet to be announced.  With strong licenses secured for the long term, 1,200 people in our internal studio system, a growing direct international business and more than $370 million in cash and short-term investments, we are well positioned to expand our leadership in the video game industry.”

Fiscal 2007 Guidance

THQ reaffirmed previous guidance for the full fiscal year ending March 31, 2007 and provided initial guidance for the fiscal first quarter ending June 30, 2006:

•

Consistent with previous guidance, for the fiscal year ending March 31, 2007, THQ expects net sales in the range of $900 million to $950 million and net income in the range of $0.90 to $1.00 per diluted share. This excludes forecasted equity-based compensation expense of $0.16 per diluted share.

•

For the first quarter of fiscal 2007, the company expects net sales of approximately $125 million and a net loss of about $0.21 per share, excluding forecasted equity-based compensation expense of $0.04 per share.

Fiscal 2006 Accomplishments:

•	THQ reported its 11th consecutive year of net sales growth

•	THQ gained market share in all of its major markets – North America, Europe and Australia

•	THQ established two new owned and original franchises, Juiced™and Destroy All Humans!™

•	THQ published 10 titles that shipped more than one million units, including WWE SmackDown vs. RAW 2006 at three million units

•	THQ grew international net revenue to 39% of net sales as it expanded its direct sales operations in Europe and Asia Pacific

•	THQ Wireless net revenues grew to $36 million from $25 million a year ago

•	THQ added four new internal development studios, expanding its studio system to include 14 internal studios across North America, Australia and Europe

•

THQ grew its internal product development personnel 33% to approximately 1,200 from 900 a year ago, supporting its strategy to develop more franchises internally and to establish a leadership position early in the next console cycle

•	THQ generated operating cash flow of $43 million while continuing to invest in new studios and next-generation game development

Investor Conference Call

THQ will host a conference call to discuss fiscal fourth quarter results today at 11:00 a.m. Eastern/8:00 a.m. Pacific. Please dial 800.901.5218 or 617.786.4511, access code 93532728 to listen to the call or visit the THQ Inc. Investor Relations Home page at www.thq.com.  The online archive of the broadcast will be available approximately two hours after the live call ends.  In addition, a telephonic replay of the conference call will be provided approximately two hours after the live call ends through May 8, 2006 by dialing 888.286.8010 or 617.801.6888, access code 97231204.

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  The company develops its products for all popular game systems, personal computers and wireless devices.   Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located in North America, Europe and Asia Pacific.  More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless, Destroy All Humans!, Frontlines:  Fuel of War, Juiced, Saints Row, The Outfit and their respective logos are trademarks and/or registered trademarks of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings per share for the quarter ending June 30, 2006 and the fiscal year ending March 31, 2007 and for the company’s product releases and financial performance in future periods.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2005, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

# # #
(Tables Follow)

THQ Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2006	2005	2006	2005

Net sales	$148,053	$171,927	$806,560	$756,731
Costs and expenses:
Cost of sales	56,943	59,139	282,253	250,055
License amortization and royalties	14,150	15,414	80,508	85,926
Software development amortization	35,447	15,131	116,371	93,622
Product development	19,894	23,422	84,242	72,959
Selling and marketing	21,304	29,386	129,245	115,646
Payment to venture partner	1,446	688	12,572	9,774
General and administrative	17,330	17,024	67,615	54,831

Total costs and expenses	166,514	160,204	772,806	682,813

Income from operations	(18,461)	11,723	33,754	73,918
Interest income	2,715	1,547	8,478	4,337

Income before income taxes and minority interest	(15,746)	13,270	42,232	78,255
Income taxes	(7,754)	3,068	7,900	15,204

Income before minority interest	(7,992)	10,202	34,332	63,051
Minority interest	53	(92)	(63)	(261)

Net income	$(7,939)	$10,110	$34,269	$62,790

Net income per share – basic	$(0.12)	$0.17	$0.55	$1.07

Net income per share – diluted	$(0.12)	$0.16	$0.52	$1.04

Shares used in per share calculation – basic	63,686	59,636	62,615	58,545

Shares used in per share calculation – diluted	63,686	62,502	65,575	60,365

Share and earnings per share data have been restated to reflect our three-for-two stock split for shareholders of record as of August 19, 2005, paid September 1, 2005.

THQ Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2006	March 31, 2005

ASSETS
Cash, cash equivalents and short-term investments	$371,637	$331,173
Accounts receivable, net	78,876	73,700
Inventory	28,620	23,802
Licenses	20,849	12,464
Software development	91,843	57,107
Income taxes receivable	7,592	9,783
Prepaid expenses and other current assets	12,420	14,530

Total current assets	611,837	522,559
Property and equipment, net	37,485	26,822
Licenses, net of current portion	60,623	75,523
Software development, net of current portion	17,236	8,144
Income taxes receivable, net of current portion	9,513	9,513
Goodwill	90,872	83,440
Other long-term assets, net	23,048	21,392

TOTAL ASSETS	$850,614	$747,393

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Accounts payable	$34,871	$36,499
Accrued and other current liabilities	109,421	77,532
Deferred income taxes	3,578	6,841

Total current liabilities	147,870	120,872
Other long-term liabilities	60,323	72,059
Deferred income taxes, net of current portion	10,272	4,466
Minority interest	1,340	1,238
Common stock	639	607
Additional paid-in capital	397,696	347,462
Accumulated other comprehensive income	10,367	12,851
Retained earnings	222,107	187,838

Total stockholders’ equity	630,809	548,758

TOTAL LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY	$850,614	$747,393

THQ Inc. and Subsidiaries
Unaudited Supplemental Financial Information

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2006	2005	2006	2005

Platform Revenue Mix
Consoles
Sony PlayStation 2	24.6%	37.8%	36.7%	36.5%
Microsoft Xbox	5.4	14.2	10.9	10.7
Microsoft Xbox 360	9.8	0.0	1.8	0.0
Nintendo Game Cube	3.7	4.6	7.3	9.7

	43.5	56.6	56.7	56.9

Handheld
Nintendo Game Boy Advance	20.2	28.5	21.3	27.0
Nintendo Dual Screen	9.8	0.5	4.1	0.4
Sony PlayStation Portable	10.7	0.0	3.6	0.0
Wireless	5.5	4.6	4.5	3.3

	46.2	33.6	33.5	30.7

PC	11.4	9.8	9.6	11.4
Other	(1.1)	0.0	0.2	1.0

	100.0%	100.0%	100.0%	100.0%

Geographic Revenue Mix
Domestic	59.4%	59.4%	60.7%	62.2%
Foreign	40.6	40.6	39.3	37.8

	100.0%	100.0%	100.0%	100.0%